Exhibit 99.2—Press Release

ITP ENERGY CORPORATION

ANNOUNCES

CONSUMMATION OF SHARE EXCHANGE AGREEMENT

ROME, Italy, May 5, 2011 – ITP Energy Corporation (OTCBB: ITPG), formerly known as Netfone, Inc., announced today that on April 29, 2011, it completed a share exchange pursuant to which it acquired 100% of the issued and outstanding capital stock of ITP Benelli S.p.A., an Italian corporation (“ITP”), in exchange for 34,000,000 shares of ITP Energy Corporation’s common stock par value $0.001 (“Common Stock”), which were issued to ITP Oil & Gas International S.A. (“ITP-Lux”).  The shares issued to ITP-Lux represent 94% of the issued and outstanding capital stock of the company, they were issued under Regulation S under the U.S. Securities Act of 1933, as amended (the “Act”), have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITP Energy Corporation also announced today that it has filed with the U.S. Securities and Exchange Commission (the “SEC”) a current report on Form 8-K disclosing the information that would be required if ITP Energy Corporation were filing a general form for registration of securities on Form 10 upon consummation of the above described share exchange.  For additional information on the share exchange transaction, investors and interested persons may access the filed information through the SEC’s website at www.sec.gov or may request a copy through the company’s Investor Relations department by telephone at: +39-06-5728-8176, extension 4.

About ITP Benelli S.p.A.

ITP is an engineering, procurement and construction contractor that provides design, fabrication and installation of process equipment, skid packaged units and complete process plants for the oil and gas industry and top engineering companies.  Through its subsidiaries, ITP has designed, manufactured and marketed oil and gas production equipment and systems, mainly used for the separation and treatment of unprocessed hydrocarbon fluids into sellable oil and gas.

ITP ENERGY CORPORATION

Manfredi Mazziotti di Celso

Chief Executive Officer

Contact Manfredi Mazziotti di Celso, Tel. + 39 (06) 5728 8176